Exhibit 99.1
CONTACTS:
Ann Parker
Director of Corporate Communications
LodgeNet Interactive Corporation
605-988-1000
communications@lodgenet.com
DEREK S. WHITE JOINS LODGENET
TO HEAD ADVERTISING MEDIA BUSINESS
SIOUX FALLS, S.D., February 19, 2008 — LodgeNet Interactive Corporation (NASDAQ: LNET), the leading provider of media and connectivity solutions to hospitality, healthcare and other guest-based businesses, today announced that Derek S. White has joined the Company as President of The Hotel Networks, its wholly-owned subsidiary focused on generating advertising-based media revenues from within its hospitality media and connectivity business.
Mr. White, who has a 25-year track record building high performance teams and businesses, joins LodgeNet from Alloy, Inc., one of the country’s largest providers of targeted media and marketing services. At Alloy, Mr. White was Executive Vice President, most recently overseeing corporate development and general management of the company’s out-of-home, sampling and promotions business units. Mr. White originally served as the architect and managing executive responsible for Alloy’s $200 million media and marketing division employing more than 700 people, overseeing multiple companies and business groups including AMP Agency (named the 2004 Promotion Agency of the Year by PROMO Magazine).
Prior to joining Alloy, Mr. White was the President of 360 Youth Corporation, later acquired by Alloy, and served as Executive Vice President of MarketSource Corporation, where he founded and led the development of its Internet and interactive business. He also held roles as President of Graphic Connexions, Inc., a creative agency, and Director for Computerware, Inc.
“We are extremely pleased to welcome Derek to LodgeNet to head our development of a new and dynamic revenue stream from advertising-based services,” said Scott C. Petersen, President and C.E.O., LodgeNet Interactive. “Our goal is to complement the revenue we generate from guest entertainment and hotel-paid services with revenue from consumer marketing companies that want to deliver relevant and meaningful messages to our targeted guest demographic. We are fortunate to have someone with Derek’s skill set and background to drive our effort on this crucial guest-brand touchpoint.”
“This is a very exciting moment to be joining the LodgeNet team, at a time when the advertising community is yearning for a high-value, narrow-casted broadcast program,” said Mr. White. “LodgeNet is a company with great resources and vision, and I look forward to driving a critical piece of the overall growth plan — developing highly targeted media and promotional offerings reaching the affluent and business traveler consumer segments. The Hotel Networks core offering is the real deal — a Nielsen metered audience of seven million consumers a month across a super block of the top viewed channels”
LodgeNet serves nearly two million hotel rooms throughout the United States, Canada and Mexico with interactive media and connectivity services. Historically, LodgeNet has generated most of its revenue from hotel guest purchases of a variety of entertainment selections. Last year, LodgeNet announced a strategy to expand its business beyond entertainment with a focus to diversify revenues based on the sale of basic cable television and broadband Internet services to hotels, and the creation of new revenue streams based on advertising media services.

Derek White — THN	page 2
LodgeNet acquired The Hotel Networks last year as part of its acquisition of On Command, the second largest provider of interactive television services. The Hotel Networks currently delivers targeted advertising to more than 350,000 hotel rooms on such popular satellite-delivered channels as MSNBC, CNBC, Fox News and The Weather Channel. During 2007, its advertising clients included leading consumer marketing companies such as GM, Geico, and Microsoft Office. The out-of-home advertising market is growing at twice the rate of traditional advertising. Revenue at The Hotel Networks increased more than 20% last year.
About LodgeNet Interactive
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves more than 1.9 million hotel rooms representing 9,300 hotel properties worldwide in addition to healthcare facilities throughout the United States. The company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
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